Exhibit 2

                                   GUIDELINES
                                     FOR THE
                                  DCR OVERSEERS

THESE GUIDELINES FOR THE DCR OVERSEERS (THESE "GUIDELINES") WERE ADOPTED PURSUANT TO THE [FIFTH] AMENDED JOINT PLAN OF AFFILIATED DEBTORS PURSUANT TO CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, IN RE ENRON CORP., ET AL., INCLUDING, WITHOUT LIMITATION, THE PLAN SUPPLEMENT AND THE EXHIBITS AND SCHEDULES THERETO (THE "PLAN"), FOR THE DCR OVERSEERS IN CONNECTION WITH THE RESERVE FOR DISPUTED CLAIMS CREATED PURSUANT TO SECTION 21.3(A) OF THE PLAN (THE "RESERVE"). ALL CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO THOSE TERMS IN THE PLAN.

I.   PURPOSE

The sole purpose of the DCR Overseers shall be to determine how the Disbursing Agent is to vote and whether, and under what terms, the Disbursing Agent is to sell, Plan Securities held in the Reserve.

In discharging their duties, the DCR Overseers are authorized: (i) to review any matter that the DCR Overseers deem appropriate with respect to the Plan Securities, with access to all books, records, facilities and personnel available to the Disbursing Agent and the Reorganized Debtor Plan Administrator, except to the extent prohibited by applicable securities laws, and (ii) to retain independent counsel or other experts, with adequate funding provided by the Reserve.

II.  MEMBERSHIP

The DCR Overseers shall consist of a group selected and maintained pursuant to the "Guidelines for the Disputed Claims Reserve," as amended from time to time (the "Reserve Guidelines").

III. MEETINGS

     A. The DCR Overseers shall meet on a regularly-scheduled basis four times per year and more frequently as circumstances dictate, including, without limitation, each time a shareholder vote is called with respect to any Plan Securities or an offer is made to purchase Plan Securities held by the Reserve.

     B. The Reorganized Debtor Plan Administrator, or a representative thereof, shall attend all meetings called of the DCR Overseers, but the presence of such Person is not necessary for the DCR Overseers to conduct business at such meeting.

     C. At all meetings of the DCR Overseers, a majority of the DCR Overseers shall constitute a quorum for the transaction of business. If at any meeting of the DCR Overseers there be less than a quorum present, a majority of those present or any DCR Overseer solely present may adjourn the meeting from time to time without further notice. The act of a majority of the DCR Overseers present at a meeting at which a quorum is in attendance shall be the act of the DCR Overseers.

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     D.   No DCR Overseer shall be permitted to delegate his duties or grant a proxy of his vote.

     E. At the first meeting of the DCR Overseers, the DCR Overseers shall appoint a Secretary of the DCR Overseers, which may be any Person selected by a vote of the DCR Overseers. The Secretary shall act as the secretary of each meeting of the DCR Overseers unless the DCR Overseers appoint another Person to act as secretary of the meeting. The DCR Overseers shall keep regular minutes of their proceedings which shall be placed in a minute book of the DCR Overseers, which shall be available for review by the Reorganized Debtor Plan Administrator.

     F. The Reorganized Debtor Plan Administrator or any member of the DCR Overseers shall call each meeting of DCR Overseers. The Secretary shall give to each DCR Overseer and the Reorganized Debtor Plan Administrator at least two (2) business days' prior notice of each such meeting. Notice of any such meeting need not be given to any DCR Overseer who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the DCR Overseers need be specified in the notice or waiver of notice of such meeting.

     G.   DCR Overseers may participate in meetings in person or by telephone.

IV.  KEY RESPONSIBILITIES

The DCR Overseers' role is to determine how the Disbursing Agent should vote, and whether, and under what terms, the Disbursing Agent should sell, Plan Securities as the record holder thereof for the benefit of the holders of Disputed Claims. Such role may be satisfied by instructing the Disbursing Agent to take an action or by approving an action of the Disbursing Agent.

To fulfill their purpose, the DCR Overseers shall:

     A.   When determining how the Disbursing Agent should vote Plan Securities:

          1. Subject to the remainder of these Guidelines, exercise their business judgment to vote the Plan Securities in a manner that they believe will maximize the value of the Plan Securities, or the proceeds thereof (whether in the form of Cash, Cash Equivalents or securities issued in exchange of Plan Securities, whether by merger, reorganization or otherwise), upon their release from the Reserve to the holders of Allowed Claims as such Claims are allowed in accordance with the Plan.

          2. Review information available to the holders of Plan Securities in connection with such vote.

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          3.   Consult with the Reorganized Debtor Plan Administrator prior to making a decision regarding such vote.

          4. Take all actions that a board of directors of a public corporation chartered in the State of Delaware would be required to take to satisfy its fiduciary duties when making a decision regarding the voting by such corporation of a comparable proportion of securities it holds in another entity.

     B.   When determining whether the Disbursing Agent should sell Plan
          Securities:

          1. Subject to the remainder of these Guidelines, exercise their business judgment to maximize the value of the Plan Securities, or the proceeds thereof (whether in the form of Cash, Cash Equivalents or securities issued in exchange of Plan Securities, whether by merger, reorganization or otherwise), upon their release from the Reserve to the holders of Allowed Claims as such Claims are allowed in accordance with the Plan.

          2. Review information available to the holders of Plan Securities in connection with such sale.

          3. Consult with the Reorganized Debtor Plan Administrator prior to making a decision regarding such sale.

          4. Take all actions that a board of directors of a public corporation chartered in the State of Delaware would be required to take to satisfy its fiduciary duties when making a decision regarding the sale by such corporation of a comparable proportion of securities it holds in another entity.

V. DUTIES; LIABILITIES; STANDARD OF CARE; INDEMNIFICATION; INSURANCE; COMPLIANCE WITH LAW

     A. In the fulfillment of their role set forth in Article IV above, each of the DCR Overseers shall have the same duties, liabilities, defenses and standards of care of a director of a corporation chartered under the Delaware General Corporation Law, as the same exists or may hereafter be amended (the "DGCL").

     B. Any Person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he is or was a DCR Overseer shall be indemnified by the Reserve to the fullest extent that a corporation is permitted to indemnify its directors under the DGCL, with the determinations that would be made by the directors or stockholders of such corporation being made by the Reorganized Debtor Plan Administrator. Such right shall be a contract right and as such shall run to the benefit of any Person who is appointed and accepts the position of a DCR Overseer or elects to continue to serve as a DCR Overseer. Any repeal or amendment of this

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          indemnification clause shall be prospective only and shall not limit the rights of any such Person or the obligations of the Reserve with respect to any claim arising from or related to the services of such Person prior to any such repeal or amendment to this clause. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his heirs, executors, administrators, and personal representatives to the extent applicable under the DGCL. The rights conferred above shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, or otherwise.

     C. The Reorganized Debtor Plan Administrator shall be entitled to cause the Reserve to purchase and maintain insurance utilizing funds from the Reserve on behalf of any DCR Overseer against any liability asserted against such Person or incurred by such Person in such capacity or arising out such Person's status as such, whether or not such Person would be indemnified against such liability as a director of a corporation chartered under, and as provided by, the DGCL.

     D. In fulfilling their duties as DCR Overseers, each DCR Overseer shall comply with all applicable law, including, without limitation, (i) filing any required Schedules 13D or required forms under Section 16 of the Securities Exchange Act of 1934, if any, and (ii) complying with all applicable securities laws regarding the possession of any material non-public information involving Plan Securities.

VI.  CONFLICTS OF INTEREST

Prior to the taking of a vote on any matter or issue or the taking of any action with respect to any matter or issue, each member of the DCR Overseers shall report to the DCR Overseers any conflict of interest such member has or may reasonably be expected to have with respect to the matter or issue at hand and fully disclose the nature of such conflict or potential conflict (including without limitation disclosing any and all financial or other pecuniary interests that such member might have with respect to or in connection with such matter or issue). A member who has or who may reasonably be expected to have a conflict of interest shall be deemed to be a "conflicted member" who shall not be entitled to vote or take part in any action with respect to such matter or issue (however such member shall be counted for purposes of determining the existence of a quorum); the vote or action with respect to such matter or issue shall be undertaken only by members of the DCR Overseers who are not "conflicted members"; and a majority of the DCR Overseers with regard to such vote shall be the majority of DCR Overseers in attendance at such meeting entitled to vote on such issue.

VII. AMENDMENTS

Any provision of these Guidelines may be amended or waived by the Reorganized Debtor Plan Administrator with the approval of the Bankruptcy Court upon notice and an opportunity for a hearing, provided that such amendment is not in contradiction of the Plan; provided, however, technical amendments to these Guidelines may be made, as necessary to clarify these Guidelines or enable the Reorganized Debtor Plan Administrator and the DCR Overseers to effectuate the terms of these Guidelines, by the Reorganized Debtor Plan Administrator without the consent of the Creditors' Committee or the approval of the Bankruptcy Court so long as notice of such technical amendment is filed as soon as reasonably practicable with the Bankruptcy Court following its effectiveness.

VIII. GOVERNING LAW

These Guidelines shall be governed by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require the application of the law of another jurisdiction.

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